Exhibit 6.1

EQUIPMENT LEASE

This Equipment Lease is made by and between Graze, Inc.                                     (“Lessor”) and (“Lessee”), dated as of                              , 202__.

The parties do hereby agree as follows:

1.            Lease. Lessor hereby agrees to lease to Lessee, and Lessee hereby agrees to lease from Lessor, the robotic mowing equipment described more particularly on Schedule I hereto (the "Equipment"). Title to all Equipment shall at all times remain in Lessor. The parties may mutually amend Schedule I during the term of this Lease if Lessee desires to lease additional Equipment after the date hereof.

2.            Term; Purchase Option. The term of this Lease shall commence as of the date on which the Equipment is delivered to the Lessee’s location and ends on the 12-month anniversary of such commencement date unless the parties mutually agree to extend the term; provided, however, that so long as it is not in default hereunder, Lessee may terminate this Lease for convenience upon 30 days’ prior written notice at any time. Lessee will be entitled to purchase the Equipment at any time

(at a price mutually determined by the parties) upon giving Lessor 30 days’ prior notice of its election to purchase Equipment. This Lease will automatically terminate upon the date on which Lessee purchases the Equipment (on which date Lessor shall transfer to Lessee any and all of its rights, title and interest in the Equipment, AS IS, WHERE IS, WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED).

3.            Rent. Lessee shall pay to Lessor as basic rent hereunder the monthly sum set forth on Schedule I hereto, payable on the day on which the Equipment is delivered to the Lessee’s location and thereafter on each subsequent monthly anniversary of such date.

4.            Reserved.

5.            No Encumbrances. Lessee shall not (i) voluntarily or involuntarily create, incur, assume or suffer to exist any mortgage, lien, security interest, pledge or other encumbrance or attachment of any kind whatsoever upon, affecting or with respect to the Equipment or this Lease or any of Lessee's interest thereunder; (ii) permit the name of any person, association or corporation other than the Lessor or Lessee to be placed on the Equipment; or (iii) assign, sublease or in any way transfer its rights under the Lease.

6.            Indemnity. Lessor hereby agrees to indemnify and hold Lessee harmless from and against any and all claims, losses, liabilities, damages, judgments, obligations, actions, suits, and all legal proceedings, and any and all costs and expenses in connection therewith (including attorneys' fees) arising out of, or in any manner connected with, or resulting directly or indirectly from, the Lessee’s use of the Equipment, unless such is caused by the acts or omissions of Lessee.

7.            Use and Maintenance. Lessor will, by qualified personnel, maintain, repair, modify (to the extent permitted or required herein) in accordance with prudent practices, and shall keep the Equipment in as good repair, condition and working order as when originally received by Lessee, ordinary wear and tear excepted, and will furnish and replace all parts of the Equipment as may from time to time become worn out, destroyed or damaged or unfit for use, all at its expense; provided, however, that Lessor shall not be responsible for any repairs necessitated by Lessee’s improper use of the Equipment.

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8.            Loss or Damage. Lessee shall advise Lessor in writing within five days of any item of Equipment becoming lost, stolen or damaged and of the circumstances and extent of such damage. Any insurance or condemnation proceeds related to the Equipment value received by Lessee shall be paid to Lessor and credited to Lessee's obligation under this Lease. Whenever the Equipment is damaged and such damage can be repaired, Lessor shall, at its expense, promptly effect such repairs; provided, however, that any repairs necessitated by Lessee’s negligence or improper use shall be paid by Lessee. Proceeds of insurance related to damage to the Equipment shall be paid to Lessor with respect to such reparable damage to the Equipment and shall, at the election of Lessor, be applied either to the repair of the Equipment by payment by Lessor directly to the party completing the repairs, or to the reimbursement of Lessor for the cost of such repairs.

9.            Insurance. Lessee shall obtain and maintain on or with respect to the Equipment at its own expense comprehensive general liability insurance insuring against liability for bodily injury, and property damage with a minimum limit of $1 million combined single limit per occurrence. Upon request, Lessee shall furnish Lessor with a certificate of insurance evidencing the issuance of a policy or policies to Lessee in at least the minimum amounts required herein naming Lessor as an additional insured thereunder for the liability coverage and as loss payee for the property damage coverage. Lessor shall be under no duty to ascertain the existence of or to examine any such policy or to advise Lessee in the event any such policy shall not comply with the requirements hereof.

10.          Return of Equipment. Upon the expiration or earlier termination of this Lease by Lessor without Lessee’s exercise of the purchase option referenced in Section 2 above, Lessee will immediately deliver the Equipment to and in the manner designated by the Lessor in the same condition as when delivered to Lessee, ordinary wear and tear excepted.

11.          Default. Each of the following events shall constitute an "Event of Default" hereunder: (a) Lessee shall fail to pay within five days of when due any amount due hereunder; (b) Lessee shall fail to observe or perform any other agreement to be observed or performed by Lessee hereunder and the continuance thereof for ten days following written notice thereof by Lessor to Lessee; (c) Lessee shall cease doing business as a going concern, make an assignment for the benefit of creditors, become insolvent, or engage in any dissolution or liquidation proceedings; or (d) Lessee shall voluntarily file, or have filed against it involuntarily, a petition for liquidation, reorganization, adjustment of debt, or similar relief under the federal Bankruptcy Code or any other present or future federal or state bankruptcy or insolvency law, or a trustee, receiver, or liquidator shall be appointed of it or of all or a substantial part of its assets.

12.          Remedies. Upon the occurrence of an Event of Default and at any time thereafter, Lessor may exercise any one or more of the remedies listed below as Lessor in its sole discretion may lawfully elect:

(i)            Lessor may, by written notice to Lessee, terminate this Lease as to any or all of the Equipment subject hereto. Lessee shall at its expense promptly deliver the Equipment to Lessor at a location or locations within the continental United States designated by Lessor.

(ii)            Lessor may proceed by appropriate court action to enforce performance by Lessee of the applicable covenants of this Lease or to recover, for breach of this Lease, such damages as are available at law.

(iii)            In the event Lessor repossesses the Equipment, Lessor shall either retain the Equipment in full satisfaction of Lessee's obligation hereunder or sell or lease each item of Equipment in such manner and upon such terms as Lessor may in its sole and reasonable discretion determine. The proceeds of any such sale or lease shall be applied to reimburse Lessor for its damages. For purposes of this subparagraph, the proceeds of any lease of all or any part of the Equipment by Lessor shall be the amount reasonably assigned by Lessor as the cost of such Equipment in determining the rent under such lease.

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(iv)            Lessor may exercise any other right or remedy available to it by law or by agreement and may in any event recover legal fees and other costs and expenses incurred by reason of an Event of Default or the exercise of any remedy hereunder, including expenses of repossession, repair, storage, transportation, and disposition of the Equipment. Any payment received by Lessor may be applied to unpaid obligations as Lessor in its sole and reasonable discretion determines.

The exercise of any one remedy shall not be deemed an election of such remedy or preclude the exercise of any other remedy, and such remedies may be exercised concurrently or separately but only to the extent necessary to permit Lessor to recover amounts for which Lessee is liable hereunder. No express or implied waiver by Lessor of any breach of Lessee's obligations hereunder shall constitute a waiver of any other breach of Lessee's obligations hereunder.

14.          Counterparts. This Lease may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one document.

15.          Non-Waiver. No course of dealing between Lessor and Lessee or any delay or omission on the part of Lessor in exercising any rights hereunder shall operate as a waiver of any rights of Lessor. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver or consent shall be binding upon Lessor unless it is in writing and signed by Lessor.

16.          Miscellaneous. This Lease constitutes the entire agreement between Lessor and Lessee and may be modified only by a written instrument signed by Lessor and Lessee. Any provision of this Lease, which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions of this Lease, and any such unenforceability in any jurisdiction shall not render unenforceable such provision in any other jurisdiction. This Lease shall in all respects be governed by, and construed in accordance with, the substantive laws of the state of Texas.

Executed as of the date first written above.

Graze, Inc.

By:

[Lessee name]

By:

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Schedule I

Equipment Description: Graze 60 inch Autonomous mower

Monthly lease payment per item of Equipment: $5,000

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